EXHIBIT 99.1

ChinaCast Education Corporation Enters English Language Training Market in China

Company's First Entry Into the PRC Private Education Sector and $2 Billion English Training Market

BEIJING, April 30, 2007 (PRIME NEWSWIRE) -- ChinaCast Education Corporation (OTCBB:CEUC), one of China's leading e-learning services providers to educational institutions, government agencies and corporate enterprises, announced today that it has established a new wholly-owned subsidiary, ChinaCast Language Training Education Technology Limited ("CLTET"), to provide English language training services in China.

CLTET has signed a definitive agreement to procure the exclusive right to use the "Modern English" brand name for their language training products and services. Under the agreement, ChinaCast shall have the exclusive right to use the logo "Modern English" for a period of 5 years with an option to extend for a further 5 years. The total value of the agreement is US$3 million.

Modern English was established in 1998 and is headquartered in Beijing. It had its own English training TV program which was broadcast to over 100 TV channels in China from 1998 to 2005. Modern English is also a leading publisher of English language training materials such as books, PC software and CD/VCD/DVDs. Over the years it has trained over 40,000 students.

CLTET will establish its own network of approximately 20 English training centers in multiple cities and provinces including Beijing, Shanghai, Hunan and Guangdong over the next 18 months. ChinaCast will also leverage its extensive partnerships with educational institutions, government agencies and corporate enterprises and its nationwide network of e-learning centers to scale up CLTET's training business throughout the country. Aside from adult conversational English training, CLTET also plans to offer English lessons for children, test preparation and other language training services in the future.

It is estimated that the total market for English training in China is valued at over US$2 billion and is expected to reach US$3.7 billion by 2010 according to the 2005-2006 China Education and Training Industry Research Report. English communication skills are a key to career advancement of Chinese workers, especially with multinational corporations in China. Rapid growth in China's foreign direct investment and the hosting of world class events like the 2008 Olympics in Beijing and the 2010 World Expo in Shanghai are also accelerating demand for English training.

Ron Chan, Chairman and CEO of ChinaCast, commented: "Modern English is one of the most recognized brand names for conversational English language training in China. We are very excited about the strong synergies between the Modern English brand with our nationwide e-learning network and the market potential of their extensive media assets such as their multimedia educational publications and TV programs. This is our first entry into the fast growing private education sector and will significantly enhance our vocational/career training service offerings. Modern English is also one of the leaders in corporate English training with over four hundred companies and government agencies as customers which will greatly complement our existing enterprise training services."

None of the Directors or the Controlling Shareholders of ChinaCast has any interests, direct or indirect, in this agreement. ChinaCast plans to use cash to pay for the rights and the establishment of the language centers.

About ChinaCast Education Corporation ("ChinaCast") (OTCBB:CEUC):

Established in 1999 and headquartered in Beijing, ChinaCast provides e-learning services and content to educational institutions, government agencies and corporate enterprises. These services include interactive distance learning applications, multimedia education content, educational portals and IT certification and management training courses.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectation and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the company's 10K for the year ended 2006. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate", "estimate", "expect", "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer &
           Investor Relations Officer
          (86-10) 6566-7788
          mjsantos@chinacast.com.cn
          http://investor.shareholder.com/media/chinacast/

          U.S. Investor Relations Contact:

          Advanced Investor Relations, L.L.C.
          Miranda Weeks
          (703) 485-6067
          Miranda@advancedinvestorrelations.com